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                     January 11, 2022

       Bruce McClelland
       President and Chief Executive Officer
       Ribbon Communications Inc.
       6500 Chase Oaks Boulevard
       Suite 100
       Plano, Texas 75023

                                                        Re: Ribbon
Communications Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-38267

       Dear Mr. McClelland:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology